Exhibit 10(l)(1)

AMENDMENT TO ALCOA INC.

EMPLOYEES’ EXCESS BENEFITS PLAN C

1.  Effective January 1, 2009, the following new definitions are added as follows:

“Specified Employee” means an employee as defined under written guidelines adopted by the Company, which comply with Section 409A of the Internal Revenue Code and any regulations promulgated thereunder.

“Retirement” or “Retires” means the termination of employment after becoming eligible for a Normal or Early Retirement type under an Other Plan. Notwithstanding the foregoing, to the extent a Participant is eligible for a Disability Retirement under Plan I, such disability must also comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder for purposes of this Plan. “Retirement” shall also mean any retirement as may be defined under any executive severance agreement entered into between the Company and a Participant.

“Short Term Applicable Rate of Interest” shall mean the rate prescribed for January of the year of retirement under Section 1274(d) of the Internal Revenue Code.

2.  A new Section 2.8 is added as follows:

Notwithstanding the foregoing provisions of this Article II, effective January 1, 2009, all Benefits not in pay status, will be payable in monthly installments as provided below:

a. Benefits will be payable commencing on the last day of the month of

 i) a Participant’s Retirement, or

ii) to the extent the Participant is not eligible for Retirement, but is otherwise vested in Plan I, the later of:

x) termination of vesting service as provided in Plan I, or

y) attainment of age 55, or

z) such other date as irrevocably elected in writing by the Participant prior to December 31, 2008.

b. Notwithstanding the foregoing, to the extent the Participant is a Specified Employee, such monthly installment will commence on the last day of the seventh month following the date determined in a. above, and will be paid retroactively to the date determined in a. above, and will include interest accrued on the missed payments. “Interest” means the interest calculated using the Short Term Applicable Rate of Interest in effect as of January of the year of retirement.

c. The determination of any Benefit payable with respect to Participant who Retires pursuant to the terms of an executive severance agreement, will include any service credit provided by such agreement for purposes of determining vesting and eligibility, but not benefit accrual.

d. i) The form of payment of Benefit paid to a Participant who has a Surviving Spouse as defined under Plan I, is a joint and survivor annuity, in which the Participant’s Benefit paid during his or her lifetime is reduced, and an amount equal to 50% of the Benefit amount received by the Participant is paid to the Surviving Spouse. There are no optional forms of payment or Qualified Optional Survivor Annuities (as that term is described in Plan I) under this Plan.

ii) The form of payment of Benefits paid to a Participant who has no Surviving Spouse on the date payment of Benefits commence is a single life annuity as described in Plan I.

e. If a Participant is receiving payments under this Plan and is subsequently reemployed by the Company, payments under this Plan shall continue regardless of the cessation of the Participant’s monthly Pension payments due to such reemployment under Plan I.

3.  Effective as of January 1, 2008, a new Article VII is added as follows:

ARTICLE VII

CHANGE IN CONTROL

7.1 Provisions Upon Change in Control. Notwithstanding any other provision of the Plan, in the event of a Change in Control, as that term is defined in Alcoa Retirement Plan I, neither the Company, Board of Directors, Committee, or other designee of the Board of Directors, may, during the three-year period commencing on the date that the Change in Control occurs:

a. Amend, modify, or terminate the Plan, except to the extent as may be legally required by any law or regulations prescribed thereunder, or any provision of the Internal Revenue Code or any regulation prescribed thereunder; or

b. Reduce future Plan benefits of any Participant.

4.  In all other respects the Plan is ratified and confirmed.